Exhibit k.6

FORM OF ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) is made and entered into as of this ____ day of _____________, 2011 by and between Churchill Financial Cayman Ltd., an exempted company registered with limited liability under the laws of the Cayman Islands (“Seller”) and Churchill Financial BDC Funding LLC, a Delaware limited liability company (“Purchaser”).

WHEREAS, Seller is the beneficial and record owner of the Portfolio Loans listed on Exhibit A hereto (the “Portfolio Loans”); and

WHEREAS, Purchaser desires to purchase, and Seller desires to sell, each of the Portfolio Loans, pursuant to each Portfolio Loan’s respective Assignment and Assumption Agreement substantially in the form attached hereto as Exhibit B (collectively, the “Assignment and Assumption Agreements”).

NOW, THEREFORE, in consideration of the covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Sale of Portfolio Loans. Pursuant to the Assignment and Assumption Agreements, Seller hereby agrees to sell, assign and transfer to Purchaser, without recourse and without representation or warranty except as herein provided, the Portfolio Loans, including all principal and interest thereon accrued and unpaid as of the date hereof (the “Cutoff Date”), and all rights and obligations related thereto, including all rights and obligations of the Seller pursuant to the respective loan or credit agreements (the “Credit Agreements”) described in the respective Assignment and Assumption Agreements. Purchaser hereby accepts and agrees to such sale, assignment and transfer.

2. Purchase Price for the Portfolio Loans. The purchase price for each Portfolio Loan shall be the purchase price specified on the listing of Portfolio Loans attached as Exhibit A hereto and shall be paid by wire transfer on the date hereof to [identify account] or such other account as designated by Seller by written notice provided in accordance with the terms hereof.

3. Representations and Warranties of Seller. Seller hereby represents and warrants to Purchaser as follows as of the date hereof:

3.1 Ownership of Portfolio Loans. Seller has valid title to and owns the Portfolio Loans beneficially and of record, free and clear of all liens, charges, pledges, restrictions and encumbrances whatsoever of any kind or nature, except customary restrictions on transfer under applicable federal and state securities laws and as set forth in the respective Credit Agreements and liens released upon the sale hereunder. The Credit Agreements and the ancillary documents and agreements referenced therein, constitute all material documentation related to the Portfolio Loans and true and correct copies thereof have been delivered to the Purchaser.

3.2 Authorization; Enforceability. The execution, delivery and performance of this Agreement and the Assignment and Assumption Agreements, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary action on the part of Seller. This Agreement and the Assignment and Assumption Agreements have been duly executed and delivered by or on behalf of Seller and are the legal, valid and binding obligations of Seller enforceable against Seller in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, fraudulent conveyance and other similar laws affecting creditors’ rights generally.

3.3 Noncontravention. Except as disclosed on Schedule 3.3 attached hereto, the execution, delivery and performance of this Agreement and the Assignment and Assumption Agreements by Seller, and the consummation by Seller of the transactions contemplated hereby and thereby, will not conflict with, or result in the breach of any term of, or constitute a default under, or require the consent of any third party or governmental authority under, or create a lien, charge or other encumbrance on any of the Portfolio Loans under that certain Indenture dated as of July 10, 2007 (the “Seller Indenture”) by and between Seller, as issuer, and U.S. Bank National Association, as trustee and custodian, as amended, or that certain Collateral Management Agreement dated as of July 10, 2007 by and between Seller, as issuer, and Churchill Financial LLC, as collateral manager, or any note, mortgage, deed of trust or other agreement or instrument to which Seller is a party or by which Seller is bound, or any law or order, rule, regulation, judgment, decree, writ or injunction of any governmental body having jurisdiction or regulatory authority over Seller or any of its properties, assets or rights.

3.4 Filings. Except as set forth on Schedule 1 to any Assignment and Assumption Agreements, no filings or registrations are required in connection with the transfer of the Portfolio Loans hereunder or thereunder.

3.5 No Default. Seller has not received notice of any default or event of default as to any of the Portfolio Loans pursuant to the respective Credit Agreements.

4. Representations and Warranties of Purchaser. Purchaser hereby represents and warrants to Seller as follows as of the date hereof:

4.1 Authorization; Enforceability. The execution, delivery and performance of this Agreement and the Assignment and Assumption Agreements, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary action on the part of Purchaser. This Agreement and the Assignment and Assumption Agreements have been duly executed and delivered by Purchaser and are the legal, valid and binding obligations of Purchaser enforceable against Purchaser in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, fraudulent conveyance and other similar laws affecting creditors’ rights generally.

4.2 Investment Intent. Purchaser is acquiring the Portfolio Loans for its own account for investment purposes and not with any view to, or for resale in connection with, any distribution or public offering in violation of the Securities Act of 1933, as amended (the “Act”).

4.3 Absence of Registration. Purchaser understands that the Portfolio Loans have not been registered under the Act or applicable state securities laws, and that the Portfolio Loans are being sold hereunder in reliance on exemptions from registration under the Act and applicable state securities laws.

4.4 Securities Laws Limitations on Resale. Purchaser is fully informed and aware of the restrictions upon the resale of the Portfolio Loans under the Act and any applicable state securities laws. Purchaser understands that the Portfolio Loans may not be resold unless they are registered under the Act and any applicable state securities laws or unless an exemption from such registration is available, that the availability of an exemption may depend on factors over which the Purchaser has no control, that unless so registered or exempt from registration, the Portfolio Loans may be required to be held for an indefinite period and that the reliance of Seller upon the exemptions from registration referred to in Section 4.3 and this Section 4.4 is predicated in part upon the representations and warranties in this Section 4.

4.5 Access to Information. Purchaser hereby acknowledges and agrees that it is fully informed regarding the business, financial condition, operations and prospects of the obligors under the Portfolio Loans (the “Obligors”), and is able to evaluate the business, history prospects and capital structure of the Obligors and the risks inherent in ownership of the Portfolio Loans.

5. Parties’ Intent. It is the intention of Seller and Purchaser that the transfers and assignments between Seller and Purchaser contemplated by this Agreement and the respective Assignment and Assumption Agreements shall constitute a sale of each Portfolio Loan and all rights and obligations related thereto to Purchaser for the purpose of applicable bankruptcy, insolvency, reorganization and other similar laws, so that the beneficial interest in and title to the Portfolio Loans and all rights and obligations related thereto shall not be part of the Seller’s estate in the event of the filing of a bankruptcy petition by or against the Seller under any bankruptcy law.

6. Undertaking by Seller. Seller undertakes to deliver the Assignment and Assumption Agreements to the respective administrative agents on the date hereof or as promptly hereafter as practicable for purposes of having the applicable administrative agent take all action required for each Assignment and Assumption Agreement to become effective for purposes of the respective Credit Agreement as of the date hereof or as shortly thereafter as is practicable, provided however, the failure of any applicable administrative agent to take such action shall not diminish, impair or negate the binding effect of this Agreement or any Assignment and Assumption Agreement.

7. Notices. All notices, demands, instructions and other communications required or permitted to be given to or made upon either party hereto shall be in writing and shall be personally delivered or sent by registered, certified or express mail, postage prepaid, or by facsimile transmission, prepaid courier service or electronic mail (if the recipient has provided an email address), and shall be deemed to be given for purposes of this Agreement on the day that such writing is received by the intended recipient thereof in accordance with this paragraph 7. Such notice, demands, instructions and other communications shall be effective if delivered to (a) Seller c/o Churchill Financial LLC, 400 Park Avenue, Suite 1510, New York, New York 10022, Attention: Mr. Alastair G.C. Merrick, email address: amerrick@churchillnet.com and (b) Purchaser at Churchill Financial BDC Funding LLC, 400 Park Avenue, Suite 1510, New York, New York 10022, Attention: Mr. Alastair G.C. Merrick, email address: amerrick@churchillnet.com.

8. Non-Petition. Each of Seller and Purchaser hereby agrees not to institute against, or join, cooperate with or encourage any other Person in instituting against, the other any bankruptcy, reorganization, receivership, arrangement, insolvency, moratorium or liquidation proceedings or other proceedings under federal or state bankruptcy or similar laws until at least one year and one day, or if longer, the applicable preference period then in effect plus one day, after the later of (i) in the case of Seller (a) the payment in full of all Advances (as such term is defined in the Credit Agreement dated as of the date hereof (the “Credit Agreement”) by and between Purchaser and SunTrust Bank, as lender) made to Purchaser under the Credit Agreement and (b) all advances made under any credit agreement the proceeds of which are applied in whole or in part to repay the Advances, and, in each case, the termination of all commitments to make such Advances or advances and (ii) in the case of Purchaser, the payment in full of all obligations issued or incurred under the Seller Indenture and the termination of all commitments with respect thereto; provided that nothing in this Section 8 shall preclude or be deemed to stop Seller or Purchaser, as applicable, from (x) taking any action prior to the expiration of the aforementioned one year and one day period, or if longer, the applicable preference period then in effect in (i) any case or proceeding voluntarily filed or commenced by Purchaser or Seller, respectively, or (ii) any involuntary insolvency proceeding filed or commenced against Purchaser or Seller, respectively, by a Person other than Seller or Purchaser, as applicable, or (y) from commencing against Purchaser or Seller, respectively, or any properties of Purchaser or Seller, as applicable, any legal action which is not a bankruptcy, reorganization, receivership, arrangement, insolvency, moratorium or liquidation proceeding or other proceeding under federal or state bankruptcy or similar laws. The provisions of this Section 8 shall survive the termination of this Agreement.

9. Miscellaneous. Each of Seller and Purchaser will bear its own fees and expenses relating to the transactions contemplated by, or related to, this Agreement and the respective Assignment and Assumption Agreements. This Agreement and the Assignment and Assumption Agreements contain the complete agreement among all of the parties hereto and thereto with respect to the purchase and sale of the Portfolio Loans and supersedes all prior agreements and understandings among the parties hereto and thereto with respect to the purchase and sale of the Portfolio Loans. This Agreement shall be governed by and construed in accordance with the laws of the State of New York. This Agreement and each of the Assignment and Assumption Agreements may be executed in any number of counterparts, and all of such counterparts of each such agreement together shall constitute one document. This Agreement and the Assignment and Assumption Agreements may be amended only by a written instrument signed by all of the parties hereto or thereto, as applicable.

[The remainder of this page intentionally left blank; signature pages follow]

IN WITNESS WHEREOF, the parties hereto have duly executed this Purchase and Sale Agreement as of the date and year first above written.

Seller:

Churchill Financial Cayman Ltd.
By: Churchill Financial LLC
Its Collateral Manager

By
Its

Purchaser:

Churchill Financial BDC Funding LLC

By
Its

Exhibit A

THE PORTFOLIO LOANS